This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 19, 1998 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                   NOTICE OF OFFER TO PURCHASE FOR CASH UP TO
                        1,343,352 SHARES OF COMMON STOCK
                                       OF
                           ENEX RESOURCES CORPORATION
                        AT $15.00 NET PER SHARE IN CASH
                                       BY
                          MIDDLE BAY OIL COMPANY, INC.


     Middle Bay Oil Company, Inc., an Alabama corporation ("Purchaser"), is offering to purchase up to 1,343,352 shares of common stock, par value $0.05 per share (the "Shares"), of Enex Resources Corporation, a Delaware corporation ("Enex"), or such lesser number of Shares as equals a majority of the Shares outstanding on a fully diluted basis on the Expiration Date (as defined in the Offer to Purchase) (such lesser number being the "Minimum Number"), at a price of $15.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 19, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     The purpose of the Offer is to acquire all of the Shares of Enex that are presently issued and outstanding but not less than a majority of such Shares on a fully-diluted basis. Enex has entered into an agreement with Purchaser whereby the Board of Directors of Enex has agreed to recommend acceptance of the Offer by Enex stock-holders and to take certain action to facilitate the Offer by Purchaser, including the Board Action Condition referred to below and as more fully described in the Offer to Purchase.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, HOUSTON, TEXAS TIME, ON MONDAY, MARCH 16, 1998, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     The Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Purchaser and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment by Purchaser pursuant to the Offer, and (ii) Purchaser being satisfied in its sole discretion that the Board of Directors of Enex has irrevocably taken all such action (the "Board Action Condition") so that (a) the acquisition of Shares pursuant to the Offer have been approved pursuant to Section 203 ("Section 203")



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of the Delaware General Corporation Law (the "Delaware Law") or the provisions of Section 203 are otherwise inapplicable to the acquisition of Shares pursuant to the Offer, (b) the acquisition of Shares pursuant to the Offer has been approved pursuant to Article Nineteen of Enex's Certificate of Incorporation,
(c) the stock purchase rights issued by Enex have been redeemed or Purchaser is satisfied in its sole discretion that the rights have been invalidated or are otherwise inapplicable to the Offer, and (d) Purchaser's designees have been elected to the Enex Board in anticipation of replacement of existing directors so that after the resignation of the existing directors, such designees shall constitute the Enex Board or shall be able to elect additional directors to reconstitute the Board. The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

         Upon the terms and subject to the conditions of the Offer, if at least the Minimum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to Bank of Oklahoma, N.A. (the "Depositary") of its acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per-Share consideration paid to any stockholder pursuant to the Offer will be the highest per-Share consideration paid to any other stockholder pursuant to the Offer. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

         Except as otherwise provided below, tenders of the Shares are irrevocable. The Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in Section 3 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 23, 1998, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Letter of Transmittal and must specify the person who tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for the Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If the Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of the Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. Neither Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         Purchaser shall use Enex's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

         Questions and requests for assistance or for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to Middle Bay Oil Company, Inc., as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.


                          MIDDLE BAY OIL COMPANY, INC.
                             1221 Lamar, Suite 1020
                              Houston, Texas 77010
                           Telephone: (713) 759-6808
                              Fax: (713) 650-0352

February 19, 1998


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